Exhibit 99.1

SUITE 500, 122–1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release
January 27, 2005
Listed: TSX, NYSE

Symbol: POT

PotashCorp Reports Record Gross Margin for Fourth-Quarter and Year

Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter adjusted net income of $65.31 million, or $0.581 per diluted share ($100.1 million or $0.88 per share including the gains related to the sales of SQM shares and Yumbes). This is more than double the earnings of $0.25 per share in the fourth quarter of 2003. For the year, PotashCorp achieved an adjusted $2.421 per diluted share ($2.70 per share unadjusted), compared to an adjusted $0.731 per share last year ($1.21 loss per share unadjusted). The Canadian dollar ended the year at 1.20 compared to previous guidance of 1.26, which negatively impacted fourth-quarter earnings and guidance by $0.11 per share. For the year, the stronger Canadian dollar had a negative impact of $0.16 per share. Growing world potash consumption led to record sales volumes for the company and pushed the industry, excluding PotashCorp, to its production limits. This tightness in world supply led to record prices in offshore and domestic markets, which contributed to the increase in net income.

Fourth-quarter gross margin of $197.3 million reflected the second consecutive quarter of record performance and compares to $92.5 million in last year’s same quarter. For the year, PotashCorp achieved gross margin of $681.4 million, another record, and just over $300 million more than the 2003 margin of $380.4 million. Cash provided from operating activities for the quarter grew to $168.5 million, compared to $142.1 million in the fourth quarter of 2003. For the year, cash provided from operating activities reached a new high of $649.6 million, a 70-percent increase over the $381.5 million generated last year.

“By almost any measure, 2004 was rewarding for PotashCorp. It was a record-breaking year filled with remarkable successes,” said PotashCorp President and CEO Bill Doyle. “Records were broken in all three nutrients, but potash, our primary business and the basis of our strategy, led the way with record volumes, price increases, production and gross margin. This led to record cash flow and our January 25th announcement to proceed with a buyback program for the benefit of our continuing shareholders.”

Market Conditions
World GDP growth was an estimated 5 percent in 2004, the highest growth rate in nearly 30 years. This, combined with currencies that have appreciated relative to the US dollar, improved the purchasing power of many offshore customers. In addition, good crop commodity prices and favorable global weather conditions increased 2004 plantings and fertilizer application. As a result, consumption grew, supply tightened and prices rose.

These tight supply/demand fundamentals carried over into the fourth quarter in spite of the poor fall weather in North America, which hampered fertilizer application. However, there were better pricing fundamentals for each of the three nutrients. In potash, customers in both North America and offshore markets continued to pull product in anticipation of continuing tight supply. In phosphate, the impact of the hurricanes in the third quarter continued to be felt during the fourth quarter, maintaining tighter supply. In addition, a strong line-up of shipments to China supported DAP prices for most of the quarter. In nitrogen, tight supply/demand fundamentals worldwide, along with high gas prices, allowed ammonia prices to reach an all-time high in mid-December.

Potash Operations
Potash gross margin of $113.9 million in the fourth quarter was 175 percent higher than the $41.4 million in last year’s fourth quarter. This contributed to annual potash gross margin of $422.8 million, which was $219.1 million higher than last year and represented 62 percent of total gross margin for the company. Gross margin as a percentage of net sales improved to 47 percent in 2004, compared to 33 percent in 2003.

North American volumes were strong in the fourth quarter, as PotashCorp caught up on third-quarter shipments and completed its summer-fill program. This led to a 76-percent volume increase quarter-over-quarter and a jump of 41 percent compared to the third quarter. In total, PotashCorp’s domestic volumes grew by 13 percent for the year. The pricing momentum from the third quarter continued through the fourth quarter as realized prices were up $5.31 per tonne or 5 percent in the North American market. This allowed the company to achieve an increase of $29.56 per tonne or 33 percent over last year’s fourth quarter.

Increases in volumes and prices were also achieved in offshore markets. Sales volumes were up 5 percent quarter over quarter and 19 percent year over year, resulting in record annual volumes. Brazil remained the largest offshore customer, with 23 percent of volumes, and China was next at 20 percent. Double-digit volume growth was achieved with Indonesia (+76 percent), Oceania (+60 percent), China (+26 percent), India (+19 percent), Malaysia (+17 percent) and Korea (+11 percent). As a result, Canpotex sold a record 7.8 million tonnes for the year. PotashCorp’s realized prices for offshore volumes were up 52 percent or $41.10 per tonne compared to last year’s fourth quarter, and 7 percent or $8.18 per tonne over the trailing quarter. On an annual basis, realized prices were up 26 percent, despite a 46-percent increase in Canpotex’s ocean freight to delivered customers.

PotashCorp continued to increase production to meet growing demand, producing 2.0 million tonnes in the fourth quarter, an increase of 12 percent quarter over quarter. That raised 2004 production to a record 7.9 million tonnes, over 0.8 million tonnes more than was produced in 2003. This increase in production lowered our per unit annual costs on a Canadian dollar basis by approximately 5 percent. This was partially offset by a stronger Canadian dollar resulting in our reported cost of goods sold per tonne decreasing by $1.62 per tonne on an annual basis.

Phosphate Operations
Phosphate, propelled by industrial products, had its best quarter of the year, with gross margin of $10.4 million compared to a loss of $7.8 million in fourth-quarter 2003. On an annual basis, phosphate contributed $15.8 million compared to a loss of $16.5 million in 2003. Industrial products were responsible for $15.2 million in fourth-quarter gross margin and $48.7 million for the year.

Liquid fertilizer volumes were up 6 percent quarter over quarter but down 6 percent for the year, as PotashCorp chose to sell less in North America where strong competition kept prices under pressure. Prices were down 8 percent compared to last year’s fourth quarter and 6 percent on an annual basis primarily due to product mix. Solid fertilizer sales volumes declined 22 percent quarter over quarter but were up 6 percent for the year, as more product was moved earlier in the year. Prices were up as a result of higher input costs and hurricanes during the third quarter that decreased North American inventory.

Feed volumes grew 15 percent quarter over quarter and 3 percent year over year, as Latin America consumed more and we picked up additional sales tonnes of DFP, a specialty feed product, following the closure of a competitor’s facility. Prices were flat on an annual basis, however price increases announced early in the quarter took effect in December, leading to a 3-percent increase or $5.34 per tonne from the trailing quarter.

PotashCorp increased industrial product sales volumes by 11 percent from the fourth quarter of 2003 and 13 percent for the year. Realized prices were up 5 percent for the quarter and 4 percent for the year. Lower imports from China, the closure of a competitor and strong demand are driving this product area.

While sulfur costs stabilized during the quarter, ammonia costs continued to rise, increasing our phosphate production costs. The impact of the increase in ammonia costs was $3.1 million for the quarter and $24.3 million for the year. Sulfur negatively impacted our costs by $5.1 million for the year. In addition to these higher input costs, startup problems with our DFP expansion at Aurora negatively impacted phosphate gross margin by approximately $9.0 million for the year.

Nitrogen Operations
Nitrogen gross margin of $73.0 million improved upon the $58.9 million from last year’s fourth quarter and contributed to record annual gross margin of $242.8 million, up from $193.2 million in 2003. Our facility in Trinidad was responsible for 70 percent of this fourth-quarter margin, with US operations accounting for 18 percent and our US natural gas hedge 12 percent. On an annual basis, Trinidad contributed 60 percent, our US plants 22 percent and our hedging program 18 percent.

Higher prices driven by tight supply/demand more than offset a decrease in nitrogen volumes. Overall sales volumes were down 9 percent from last year’s fourth quarter and annual volumes were down 12 percent from 2003, but prices rose 19 percent quarter over quarter and 21 percent year over year.

Manufactured ammonia sales volumes were up 17 percent for the fourth quarter, but sales of purchased tonnes dropped by 43 percent. For the year, manufactured ammonia sales were flat and purchased volumes were down 14 percent. Urea volumes were down 20 percent from the fourth quarter of 2003 and 21 percent for the year, as a result of a turnaround at our Trinidad plant and fewer inventory tonnes available from our Memphis facility, which was shut down in June 2003. Similarly, the shutdown of ammonia and nitrogen solutions production at our Geismar plant caused nitrogen solutions volumes to drop 38 percent quarter over quarter and 54 percent year over year.

Prices for all these products were strong on both a quarterly and annual basis, as ammonia rose 16 percent and 23 percent, respectively; urea 25 percent and 18 percent; and nitrogen solutions 33 percent and 29 percent. Tight supply/demand, combined with high gas prices, allowed pricing momentum for these products to continue.

Natural gas costs remained high through the fourth quarter, discouraging re-starts of shuttered US nitrogen production. This raised our average gas costs 43 percent over fourth-quarter 2003 and 25 percent for the year. This was the main factor in the increase in nitrogen cost of goods sold per tonne of $23.55 quarter over quarter and $22.48 year over year.

Financial
The Canadian dollar strengthened through the year, closing at 1.2036 against the US dollar, compared to 1.2639 at the end of the third quarter and 1.2924 at the end of 2003. This resulted in a foreign exchange loss of $17.7 million for the quarter and $19.7 million for the year. Every one-cent change in the Canadian dollar impacts our foreign exchange gain/loss by approximately $3.4 million, although this is primarily a non-cash translation item. On an annual basis, the foreign exchange loss was offset by a gain of approximately $8.0 million from entering into foreign exchange contracts to purchase Canadian dollars.

Selling and administrative expenses were up $22.5 million compared to last year’s same quarter and $34.5 million on an annual basis. This was primarily due to increased accruals relating to the company’s short- and long-term incentive programs and a full year of recording stock compensation expense. The long-term incentive program is tied to total shareholder return and given the strength of our share price, which almost doubled over the course of the year, adjustments to accruals were necessary.

Other income of $44.2 million was up $32.6 million for the quarter. For the year, it contributed $79.4 million — $46.2 million more than in 2003. During the quarter, approximately 9.8 million Series A shares of SQM were sold, resulting in a non-taxable gain of $34.4 million or $0.30 per diluted share. Subsequent to the sale of these shares, the company indirectly purchased 19,200,242 Series A shares and 2,699,773 Series B shares of SQM for $100.7 million. At the end of the year, our position in SQM had increased from 20.39 percent to 24.99 percent. During the quarter, the company concluded the sale of our Yumbes subsidiary in Chile for net proceeds of $35.0 million plus working capital adjustments, and recorded a gain of $2.6 million. On an annual basis, combined with $6.2 million in writedowns taken during the year, the provision for Yumbes was $3.6 million. Other income was also up on an annual basis due to increased equity pickups and dividends relating to our potash investments in SQM, APC and ICL.

Interest expense was down $3.9 million, or 16 percent, from last year’s same quarter and $7.3 million, or 8 percent, on an annual basis. This was primarily due to an increase in interest income resulting from higher cash balances on hand and interest savings from interest rate swaps that were entered into early in the year.

Provincial mining and other taxes were up $13.2 million or 111 percent from last year’s same quarter and $35.6 million or 62 percent for the year as a result of significantly higher profitability on the sale of potash tonnes as well as an increase in sales volumes and prices. The company’s effective income tax rate was 33 percent for the quarter and the year, exclusive of the gain on the sale of shares of SQM and a cumulative adjustment relating to PCS Yumbes. The current/future split for the year was 80/20, higher than expected due to greater profits from our Canadian potash operations.

Additions to property, plant and equipment were $220.5 million for the year, up from $150.7 million in 2003 primarily due to the potash expansion at Rocanville. Of the total $220.5 million, approximately $125.0 million was for sustaining capital. Depreciation and amortization for the year rose to $240.0 million from $227.4 million in 2003, primarily due to the increased potash production from our potash assets which are depreciated using the units of production method.

Outlook
Even though farmers produced a record crop in 2004, they are challenged to keep pace with the rising demand for grain. World stocks remain at the second-lowest level in 30 years at a time when many countries, especially developing nations, are looking for a more abundant and nutritious food supply. The USDA recently estimated that at the end of the current crop year, there will be only 2.3 months’ worth of grain in world bins.

This is creating a positive outlook for all three nutrients, but potash in particular. Canpotex is forecasting another record in 2005, with the expectation of 8.7 million tonnes in sales as China and other nations in Southeast Asia continue to increase consumption. Sinochem, a purchasing agent for China, signed a 2005 contract with Canpotex for a minimum 17-percent increase in volumes with a $40-per-tonne increase in price. Since China purchases its own freight, this increase in price will directly impact our realized prices. Ocean freight is expected to remain volatile in 2005 and continue at historically high levels. To mitigate this risk, Canpotex anticipates that it will lock in freight rates for over half of its delivered sales.

In North America, our company expects to maintain the growth we achieved in 2004 in market share as other competitors operate at capacity. Price increases announced in 2004 should be fully realized during the second quarter of 2005. Ensuring rail transportation for our products will be a priority.

Our industry continues to face production limitations. In 2004, other potash companies, excluding PotashCorp, operated at approximately 98 percent of capacity. Our company operated at 65 percent and holds 85 percent of the world’s unused capacity. These conditions provide us with the opportunity for triple leverage: higher production that should reduce our cost per tonne, while we sell additional volumes all at higher prices. This year is setting up to be another record-breaker for potash.

In phosphate, a mid-term recovery is possible. Liquid fertilizer volumes are expected to rise as demand grows in offshore markets. Near the end of 2004, DAP prices started to soften and until there is an industry correction in supply/demand, DAP will remain a challenging business. Feed volumes are expected to be flat, but a $33-per-tonne price increase announced in December 2004 should improve results. We expect to resolve our DFP operating problems in Aurora and anticipate production costs will improve. Our strength in the phosphate division will remain in our industrial products, especially purified acid which we are expanding.

In nitrogen, tight supply/demand is expected to continue through 2005, as historically high gas prices will likely keep some North American production shuttered. There is some softness in the current market but once the spring season gets underway, the supply/demand balance should tighten. While we do not anticipate another record year in this nutrient, it is expected to make another significant contribution to gross margin. For 2005, including our Trinidad indexed gas pricing, our total natural gas needs are approximately 80 percent hedged at $3.00 per MMBtu. At current NYMEX prices, our 2005 US hedge portfolio is valued at approximately $30 million. Our US hedge position is subject to collared profits through March 2005.

Financial Outlook
Capital expenditures are expected to approximate $350.0 million, of which approximately $125.0 million will be for sustaining capital. The total expenditures are up from the $220.5 million in 2004 primarily due to opportunity capital set aside for ramping up potash production and the expansions of purified acid at Aurora and ammonia at Trinidad.

Selling and administrative expenses are expected to be similar to 2004 levels while other income should exceed 2004, excluding the impact of the gain on sale of SQM shares. The increase is expected to result from higher equity earnings and dividends from our potash investments in SQM in Chile, APC in Jordan and ICL in Israel.

The effective consolidated tax rate is expected to remain at approximately 33 percent, with 90 percent expected to be current and 10 percent future. Provincial mining and other taxes should continue to approximate 21 percent of total potash gross margin.

Given the positive industry fundamentals, we anticipate another record year in 2005 and expect net income to be in the range of $400-$485 million or $3.50-$4.25 per diluted share, assuming a flat Canadian dollar from the end of 2004 at 1.20. Capital expenditures of approximately $350 million will exceed our expected non-cash charges of $250 million, which primarily consist of depreciation and amortization. First-quarter net income is expected to be in the range of $0.80 to $1.00 per share. First quarter earnings may be affected by the ability of the railroads to deliver product in a timely manner.

Conclusion
We expect industry conditions will allow PotashCorp to continue to show its strength. Potash has decoupled from the crop commodity cycle and is driven by tight global supply, which will allow us to bring on some of our spare capacity to meet demand.

“Our record year in 2004 is the product of nearly two decades of careful planning, sound management and, most of all, the dedication of our people,” said PotashCorp President and CEO Bill Doyle. “Today, the world is purchasing more potash at higher prices and PotashCorp stands alone in its ability to meet growth expectations. We have developed our areas of strength in other nutrients, as evidenced by record gross margin in nitrogen and strong results from specialty phosphate products. We are pleased to provide this level of performance for our shareholders and we will continue to put in place the pieces that will lead to the ongoing growth of our company. In 2004, we enjoyed a tremendous year, but we believe it was only the beginning.”

Notes
The company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

[1]	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

[2]	For periods in which there was a net loss attributable to common shareholders, any outstanding stock options to purchase the company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2003 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, January 27, 2005, at 1:00 p.m.
Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$458.9	$4.7
Accounts receivable	352.6	305.0
Inventories	396.8	395.2
Prepaid expenses and other current assets	35.3	29.0

	1,243.6	733.9

Property, plant and equipment	3,098.9	3,108.1
Other assets and intangibles	687.3	628.3
Goodwill	97.0	97.0

	$5,126.8	$4,567.3

Liabilities
Current liabilities
Short-term debt	$93.5	$176.2
Accounts payable and accrued charges	599.9	380.3
Current portion of long-term debt	10.3	1.3

	703.7	557.8

Long-term debt	1,258.6	1,268.6
Future income tax liability	499.4	484.2
Accrued post-retirement/post-employment benefits	193.4	194.5
Accrued environmental costs and asset retirement obligations	81.2	81.3
Other non-current liabilities and deferred credits	4.9	7.1

	2,741.2	2,593.5

Shareholders’ Equity
Share capital (Note 5)	1,408.4	1,245.8
Unlimited authorization of common shares without par value; issued and outstanding 110,630,503 and 106,224,432 at December 31, 2004 and December 31, 2003, respectively
Contributed surplus	275.7	265.2
Retained earnings	701.5	462.8

	2,385.6	1,973.8

	$5,126.8	$4,567.3

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Sales	$866.6	$717.6	$3,244.4	$2,799.0
Less: Freight	60.5	53.7	238.7	234.5
Transportation and distribution	26.4	19.9	104.3	98.7
Cost of goods sold	582.4	551.5	2,220.0	2,085.4

Gross Margin	197.3	92.5	681.4	380.4

Selling and administrative	46.8	24.3	130.6	96.1
Provincial mining and other taxes	25.1	11.9	92.6	57.0
Provision for plant shutdowns (Note 6)	—	—	—	123.7
(Recovery of) provision for PCS Yumbes S.C.M. (Note 7)	(2.3)	—	3.6	140.5
Foreign exchange loss	17.7	10.4	19.7	51.9
Other income (Note 13)	(44.2)	(11.6)	(79.4)	(33.2)

	43.1	35.0	167.1	436.0

Operating Income (Loss)	154.2	57.5	514.3	(55.6)
Interest Expense	20.2	24.1	84.0	91.3

Income (Loss) Before Income Taxes	134.0	33.4	430.3	(146.9)
Income Taxes (Note 8)	33.9	6.9	131.7	(20.6)

Net Income (Loss)	$100.1	$26.5	298.6	(126.3)

Retained Earnings, Beginning of Year			462.8	641.4
Dividends			(59.9)	(52.3)

Retained Earnings, End of Year			$701.5	$462.8

Net Income (Loss) Per Share (Notes 5 and 9)
Basic	$0.91	$0.25	$2.77	$(1.21)
Diluted	$0.88	$0.25	$2.70	$(1.21)

Dividends Per Share	$0.15	$0.12	$0.55	$0.50

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Operating Activities
Net income (loss)	$100.1	$26.5	$298.6	$(126.3)

Items not affecting cash
Depreciation and amortization	60.8	54.5	240.0	227.4
Stock-based compensation	2.7	1.0	11.1	1.0
(Gain) loss on disposal of property, plant and equipment	(0.1)	0.7	(0.7)	1.0
Gain on sale of long-term investments (Note 3)	(34.4)	—	(34.4)	—
Foreign exchange on future income tax	11.4	9.6	17.2	35.9
(Recovery of) provision for future income tax	(7.9)	6.9	26.3	(20.6)
Share of earnings of equity investees	(11.2)	(5.2)	(30.9)	(12.4)
Provision for plant shutdowns	—	—	—	118.3
(Recovery of) provision for PCS Yumbes S.C.M.	(2.3)	—	3.6	127.6
(Recovery of) provision for post-retirement/post-employment benefits	(2.0)	(1.6)	(1.1)	9.7
Accrued environmental costs and asset retirement obligations	(2.8)	0.2	(0.1)	1.3
Other non-current liabilities and deferred credits	1.9	0.9	—	1.6

Subtotal of items not affecting cash	16.1	67.0	231.0	490.8

Changes in non-cash operating working capital
Accounts receivable	(42.8)	(14.4)	(51.9)	(39.5)
Inventories	(27.0)	43.0	(10.5)	11.8
Prepaid expenses and other current assets	5.3	1.9	(6.3)	11.4
Accounts payable and accrued charges	71.3	23.8	102.2	51.6
Current income taxes	45.5	(5.7)	86.5	(18.3)

Subtotal of changes in non-cash operating working capital	52.3	48.6	120.0	17.0

Cash provided by operating activities	168.5	142.1	649.6	381.5

Investing Activities
Additions to property, plant and equipment	(127.2)	(69.4)	(220.5)	(150.7)
Investment in Arab Potash Company	(8.3)	(178.3)	(8.3)	(178.3)
Investment in Sociedad Quimica y Minera de Chile S.A. (Note 3)	(97.2)	—	(97.2)	—
Proceeds from disposal of property, plant and equipment	1.3	—	2.5	—
Proceeds from sale of long-term investments (Note 3)	66.3	—	66.3	—
Proceeds from sale of shares of PCS Yumbes S.C.M.	34.5	—	34.5	—
Dividends received from equity investees	4.1	—	8.7	4.0
Other assets and intangibles	(7.4)	(18.0)	(2.8)	(32.7)

Cash used in investing activities	(133.9)	(265.7)	(216.8)	(357.7)

Cash (deficiency) before financing activities	34.6	(123.6)	432.8	23.8

Financing Activities
Proceeds from long-term debt	—	—	—	250.0
Repayment of long-term debt	(0.3)	(2.6)	(1.0)	(3.4)
(Repayment of) proceeds from short-term debt	(1.4)	32.8	(82.7)	(296.8)
Dividends	(16.3)	(13.2)	(56.1)	(52.3)
Issuance of shares	61.6	53.4	161.2	58.9

Cash provided by (used in) financing activities	43.6	70.4	21.4	(43.6)

Increase (Decrease) in Cash and Cash Equivalents	78.2	(53.2)	454.2	(19.8)
Cash and Cash Equivalents, Beginning of Period	380.7	57.9	4.7	24.5

Cash and Cash Equivalents, End of Period	$458.9	$4.7	$458.9	$4.7

Supplemental cash flow disclosure
Interest paid	$28.3	$37.5	$83.3	$83.8
Income taxes paid (refunded)	$11.4	$(0.8)	$33.5	$22.8

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

1.	Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2003 annual consolidated financial statements, except as disclosed in Note 2.

These interim consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.

In 2003, the company approved plans to restructure certain operations. Those plans required significant estimates to be made of: (i) the recoverability of the carrying value of certain assets based on their capacity to generate future cash flows, and (ii) employee termination, contract termination and other exit costs. Because restructuring activities are complex processes that can take several months to complete, they involve periodically reassessing estimates. As a result, the company may have to change originally reported estimates as actual payments are made or activities are completed. Please refer to Note 6 and Note 7.

2.	Changes in Accounting Policy

Sources of GAAP

Effective January 1, 2004, the company prospectively adopted new accounting requirements of the Canadian Institute of Chartered Accountants (“CICA”) as issued in Section 1100, “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with Canadian GAAP and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of Canadian GAAP. In light of the new Section 1100 provisions, the company reviewed the application of its accounting policies and changed the consolidated financial statement presentation of sales revenue, freight costs and transportation and distribution expenses, without any effect on gross margin or net income. All comparative information has been appropriately reclassified.

In prior years, the company reported sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution) net of related freight, transportation and distribution expenses. The company now reports sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution), freight costs, and transportation and distribution expenses as separate line items on the Consolidated Statements of Operations and Retained Earnings.

Asset Retirement Obligations

On January 1, 2004, the company adopted CICA Section 3110, “Accounting for Asset Retirement Obligations”, which requires the company to record an asset and related liability for the costs associated with the retirement of long-lived tangible assets when a legal liability to retire such assets exists. This includes obligations incurred as a result of acquisition, construction, or normal operation of a long-lived asset. The provisions of Section 3110 require the asset retirement obligation to be recorded at fair value at the time the liability is incurred. Accretion expense is recognized as an operating expense using the credit-adjusted risk-free interest rate in effect when the liability was recognized. The associated asset retirement obligations are capitalized as part of the carrying amount of the long-lived asset and depreciated over the estimated remaining useful life of the asset. The company has recorded asset retirement obligations primarily associated with certain closure, reclamation, and restoration costs for its potash and phosphate operations.

The adoption of Section 3110 did not have a significant effect on the results of operations or financial position of the company. Had the provisions of Section 3110 been applied as of January 1, 2003, the pro forma effects for the year ended December 31, 2003 on net loss would not have been material. As required under the standard, the company will make periodic assessments as to the reasonableness of its asset retirement obligation estimates and revise those estimates accordingly. The respective asset and liability balances will be adjusted, which will correspondingly increase or decrease the amounts expensed in future periods.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

2.	Changes in Accounting Policy (Continued)

Hedging Relationships

Effective January 1, 2004, the company adopted CICA Accounting Guideline 13 (“AcG-13”), “Hedging Relationships”. This guideline sets out the criteria that must be met in order to apply hedge accounting for derivatives. The guideline provides detailed guidance on the identification, designation, documentation and effectiveness of hedging relationships, for purposes of applying hedge accounting, and the discontinuance of hedge accounting. Income and expenses on derivative instruments designated and qualifying as hedges under this guideline are recognized in earnings in the same period as the related hedged item. Ineffective hedging relationships and hedges not designated in a hedging relationship are carried at fair value on the Consolidated Statement of Financial Position, and subsequent changes in their fair value are recorded in earnings. The adoption of this accounting guideline did not have a material impact on the consolidated financial statements.

3.	Business Acquisition

On December 21, 2004, the company acquired all the outstanding shares of RAC Investments Ltd. (“RAC Investments”), an indirect subsidiary of Israel Chemicals Ltd., for total cash consideration of $100.7, including acquisition costs. RAC Investments is an investment holding company which indirectly owns 19,200,242 Series A shares and 2,699,773 Series B shares in Sociedad Quimica y Minera de Chile SA (“SQM”), a Chilean specialty fertilizer, iodine and lithium company. RAC Investments’ earnings have been included in the consolidated financial statements since the acquisition date.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition.

Cash	$3.5
Investment in SQM	97.2

Total assets acquired	100.7

Future income taxes	—

Total liabilities assumed	—

Net assets acquired	100.7
Less: cash acquired	(3.5)

Cash consideration	$97.2

Prior to execution of the above noted transaction, the company (through a subsidiary) sold 8,500,000 Series A shares of SQM via public auction on the Santiago Stock Exchange (the “Exchange”) and 1,301,724 Series A shares in other Exchange transactions. Proceeds on sale were $66.3, resulting in a non-taxable gain recorded in Other Income in the fourth quarter of $34.4, net of selling costs (see Note 13). The company now indirectly holds 63,062,037 Series A shares and 2,699,773 Series B shares of SQM. This amounts to 24.99 percent of the total outstanding shares of SQM.

Had the above transactions occurred at the beginning of 2004 and 2003, unaudited pro forma net income (loss) for the twelve months ended December 31 would have approximated $302.1 and $(124.9), respectively.

4.	Long-term Debt

In January and February 2004, the company entered into interest rate swap contracts designated as fair value hedges that effectively converted a notional amount of $300.0 of fixed rate debt (due 2011) into floating rate debt based on six-month US dollar LIBOR rates. Net settlements on the swap instruments have been recorded as adjustments to interest expense. In October 2004, the company terminated the interest rate swap contracts referred to above for cash proceeds of $3.0 and a gain of $0.8. Hedge accounting was discontinued prospectively and the associated gain is being amortized over the remaining term of the debt as a reduction to interest expense. The company did not enter into any interest rate swap contracts in 2003.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

5.	Share Capital

On July 21, 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis. The stock split was effected in the form of a stock dividend of one additional common share for each share owned by shareholders of record at the close of business on August 11, 2004. The company’s common shares commenced trading on a split basis on August 9, 2004 on the Toronto Stock Exchange and August 18, 2004 on the New York Stock Exchange. All equity-based benefit plans, share and per-share data have been retroactively adjusted to reflect the stock split. Information on an adjusted basis, showing the impact of this split by quarter and total year for 2004, 2003 and 2002 follows.

Quarterly Data (Post-Split Basis)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Basic net income (loss) per share
2004	$0.48	$0.68	$0.69	$0.91	$2.77
2003	$0.03	$0.29	$(1.78)	$0.25	$(1.21)
2002	$0.12	$0.11	$0.14	$0.14	$0.52
Diluted net income (loss) per share
2004	$0.47	$0.67	$0.68	$0.88	$2.70
2003	$0.03	$0.29	$(1.78)	$0.25	$(1.21)
2002	$0.12	$0.11	$0.14	$0.14	$0.51

Net income (loss) per share for each quarter has been computed based on the weighted average number of shares issued and outstanding during the respective quarter; therefore, quarterly amounts may not add to the annual total.

6.	Provision for Plant Shutdowns

Memphis and Geismar Nitrogen Operations – 2003

In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The plants have not been re-started since that time.

The company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits in the third quarter of 2003. The number of employees terminated as a result of the shutdowns was 187, of which 186 had left the company as of December 31, 2004. The company has made payments relating to the terminations totaling $4.4 and expects to pay the remainder in 2005.

In connection with the shutdowns, management had determined that the carrying amounts of the long-lived assets at the Memphis and Geismar nitrogen facilities were not fully recoverable, and an impairment loss of $101.6, equal to the amount by which the carrying amount of the facilities’ asset groups exceeded their respective fair values, was recognized. Of the total impairment charge, $100.6 related to property, plant and equipment and $1.0 related to other assets. As part of its review, management also wrote-down certain parts inventories at these plants in the amount of $12.4.

In addition to the costs described above, management expects to incur other shutdown-related costs of approximately $12.1 and nominal annual expenditures for site security and other maintenance costs. The other shutdown-related costs have not been recorded in the consolidated financial statements as of December 31, 2004. Such costs will be recognized and recorded in the period in which they are incurred.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

6.	Provision for Plant Shutdowns (Continued)

Kinston Phosphate Feed Plant — 2003

The phosphate feed plant at Kinston, North Carolina ceased operations in the first quarter of 2003. In that quarter, the company recorded $0.6 for costs of special termination benefits for Kinston employees, $0.3 for parts inventory writedowns, and $1.3 for long-lived asset impairment charges. In lieu of full plant closure, the company continued to operate the facility as a warehouse. In the third quarter of 2003, company management determined that the cost of operating Kinston as a stand-alone warehouse was uneconomical. This decision triggered a further review by management of the carrying amounts of the plant’s long-lived assets. As a result of this review, management determined that the carrying amounts of the long-lived assets were not recoverable, and an additional impairment charge of $2.7, equal to the amount by which the carrying amount of the plant’s long-lived assets exceeded their fair value, was recognized.

The Kinston property was sold in the third quarter of 2004 for nominal proceeds. There was no significant gain or loss on sale. No additional significant costs were incurred in connection with the plant shutdowns in 2004. The following table summarizes, by reportable segment, the total amount of costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment

Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	12.1

	118.8	130.9

Phosphate Segment

Employee termination and related benefits	0.6	0.6
Writedown of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$135.8

The following table summarizes, by reportable segment, the costs accrued as of December 31, 2004 in connection with the plant shutdowns described above:

	Accrued Balance	Cash	Accrued Balance
	December 31,	Payments and	December 31,
	2003	Adjustments	2004

Nitrogen Segment

Employee termination and related benefits	$2.1	$(1.7)	$0.4

Phosphate Segment

Employee termination and related benefits	0.5	(0.5)	—

	$2.6	$(2.2)	$0.4

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as of December 31, 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

7.	Provision for PCS Yumbes S.C.M.

2004

In December 2004, the company concluded the sale of 100 percent of its shares of PCS Yumbes S.C.M. (“PCS Yumbes”) to SQM. Acquired by the company in 1999, PCS Yumbes holds mining concessions on certain sodium nitrate deposits in the Atacama Desert in northern Chile and is a producer of potassium nitrate, sodium nitrate and iodine. Proceeds pursuant to the agreement totaled $42.3, including certain working capital adjustments of $6.2 and contingent consideration of $1.1. The company received $34.5 of the sale price prior to the end of the year. The total gain on sale was $3.5, of which $2.6 has been recognized in 2004. The deferred portion of the gain will be recognized in earnings in proportion to any future dilution or sale of part or all of the company’s interest in SQM.

The company recorded an additional writedown of $6.2 during the year ($0.3 in the fourth quarter), relating primarily to certain mining machinery and equipment that was not transferred to SQM under the terms of the agreement and that management plans to sell prior to the end of 2005. As of December 31, 2004, the fair value and carrying amount of the machinery and equipment that remains to be sold was $0.5. For measurement purposes, fair value was determined in reference to market prices for similar assets.

2003

In 2003, in connection with entering into the share purchase (and related) agreement with SQM, management conducted an assessment of the recoverability of the long-lived assets of the PCS Yumbes operations. As a result of its review, management determined that the carrying amounts of PCS Yumbes’ long-lived assets were not recoverable and recorded an impairment charge of $77.4, equal to the amount by which the carrying amount of the asset group exceeded fair value. Of the total impairment charge, $13.0 related to property, plant and equipment, $63.9 related to deferred pre-production costs, and $0.5 related to deferred acquisition costs. As part of the review, management also wrote-down certain non-parts inventory by $50.2 due to the need to liquidate all inventories that would not be transferred to SQM under the agreement.

The company recorded a provision of $1.8 in 2003 pertaining to contractual termination benefits to be paid to employees, primarily under Chilean law. The company had also incurred early termination penalties in respect of certain PCS Yumbes contractual arrangements and recorded a provision of $11.1 in 2003 for these contract termination costs.

The following table summarizes the amounts recognized during 2004 and 2003 in connection with PCS Yumbes:

	Cumulative to	Amounts
	December 31,	Recognized
	2003	In 2004	Total

Potash Segment

Contract termination costs	$11.1	$—	$11.1
Employee termination and related benefits	1.8	—	1.8
Writedown of non-parts inventory	50.2	—	50.2
Asset impairment charges	77.4	6.2	83.6
Gain on sale of PCS Yumbes	—	(2.6)	(2.6)

	$140.5	$3.6	$144.1

The following table summarizes the costs accrued as of December 31, 2004 in connection with PCS Yumbes as described above:

	Accrued Balance		Cash		Accrued Balance
	December 31,	Costs Incurred	Payments and	Non-cash	December 31,
	2003	During 2004	Adjustments	Settlements	2004

Potash Segment

Contract termination costs	$0.6	$—	$(0.6)	$—	$—
Employee termination and related benefits	1.2	—	(1.2)	—	—
Asset impairment charges	—	6.2	—	(6.2)	—

	$1.8	$6.2	$(1.8)	$(6.2)	$—

8.	Income Taxes

The company’s consolidated income tax rate for the three month and twelve month periods ended December 31, 2004 (exclusive of the gain on sale of shares of SQM and a cumulative adjustment regarding the charges relating to PCS Yumbes as described in Notes 3 and 7, respectively) approximates 33 percent (2003 — 40 percent, exclusive of the charges relating to PCS Yumbes as described in Note 7). The decrease in rate is due primarily to the impact of Saskatchewan resource tax incentives, changes to the Canadian federal resource allowance, and the scheduled Canadian federal statutory rate reduction.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

9.	Net Income (Loss) Per Share

Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2004 of 109,879,000 (2003 — 105,194,000). Basic net income (loss) per share for the year is calculated on the weighted average shares issued and outstanding for the twelve months ended December 31, 2004 of 107,967,000 (2003 — 104,460,000).

Diluted net income (loss) per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period. For periods in which there was a loss attributable to common shares, stock options with exercise prices at or below the average market price for the period were excluded for the calculations of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share. Weighted average shares outstanding for the diluted net income (loss) per share calculation for the quarter were 113,565,000 (2003 — 106,886,000) and for the year were 110,739,000 (2003 — 104,460,000).

10.	Segment Information

The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms which approximate market prices.

	Three Months Ended December 31, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$264.2	$265.7	$336.7	$—	$866.6
Freight	31.0	20.4	9.1	—	60.5
Transportation and distribution	5.8	7.9	12.7	—	26.4
Net sales — third party	227.4	237.4	314.9	—
Cost of goods sold	113.5	227.0	241.9	—	582.4
Gross margin	113.9	10.4	73.0	—	197.3
Depreciation and amortization	16.2	21.2	21.0	2.4	60.8
Inter-segment sales	1.3	2.3	27.8	—	—

	Three Months Ended December 31, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$157.6	$248.8	$311.2	$—	$717.6
Freight	18.9	22.8	12.0	—	53.7
Transportation and distribution	5.2	6.5	8.2	—	19.9
Net sales — third party	133.5	219.5	291.0	—
Cost of goods sold	92.1	227.3	232.1	—	551.5
Gross margin	41.4	(7.8)	58.9	—	92.5
Depreciation and amortization	12.5	19.5	20.1	2.4	54.5
Inter-segment sales	1.2	2.4	20.4	—	—

	Twelve Months Ended December 31, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,056.1	$977.9	$1,210.4	$—	$3,244.4
Freight	128.7	71.9	38.1	—	238.7
Transportation and distribution	32.6	29.4	42.3	—	104.3
Net sales — third party	894.8	876.6	1,130.0	—
Cost of goods sold	472.0	860.8	887.2	—	2,220.0
Gross margin	422.8	15.8	242.8	—	681.4
Depreciation and amortization	66.4	84.4	79.7	9.5	240.0
Inter-segment sales	5.9	12.1	92.7	—	—

	Twelve Months Ended December 31, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$758.7	$883.9	$1,156.4	$—	$2,799.0
Freight	109.9	75.8	48.8	—	234.5
Transportation and distribution	29.7	26.2	42.8	—	98.7
Net sales — third party	619.1	781.9	1,064.8	—
Cost of goods sold	415.4	798.4	871.6	—	2,085.4
Gross margin	203.7	(16.5)	193.2	—	380.4
Depreciation and amortization	52.4	75.7	89.6	9.7	227.4
Inter-segment sales	6.0	9.4	67.8	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

11.	Stock-Based Compensation

The company has two stock option plans. Prior to 2003, the company applied the intrinsic value based method of accounting for the plans.

Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified, or settled after January 1, 2003. Prospective application of the fair value method did not have an impact on the first three fiscal quarters of 2003 since the company did not grant any options during those periods. Since the company’s stock option awards vest over two years, the compensation cost included in the determination of net income (loss) for years ended December 31, 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The company did not grant any stock options during 2004. The following table illustrates the effect on net income (loss) and the related per-share amount if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2004	2003	2004	2003

Net income (loss) — as reported	$100.1	$26.5	$298.6	$(126.3)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	2.2	0.8	8.8	0.8
Less: Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(3.2)	(3.7)	(12.8)	(14.8)

Net income (loss) — pro forma(1)	$99.1	$23.6	$294.6	$(140.3)

(1)	Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic net income (loss) per share — as reported	$0.91	$0.25	$2.77	$(1.21)
Basic net income (loss) per share — pro forma	$0.90	$0.22	$2.73	$(1.34)

Diluted net income (loss) per share — as reported	$0.88	$0.25	$2.70	$(1.21)
Diluted net income (loss) per share — pro forma	$0.87	$0.22	$2.66	$(1.34)

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected dividend	$0.50	$0.50	$0.50
Expected volatility	27%	32%	32%
Risk-free interest rate	4.06%	4.13%	4.54%
Expected life of options	8 years	8 years	8 years
Expected forfeitures	16%	10%	10%

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

12.	Post-Retirement/Post-Employment Expenses

	Three Months Ended		Twelve Months Ended
Pension Plans	December 31		December 31

	2004	2003	2004	2003

Service cost	$2.4	$3.2	$12.9	$12.2
Interest cost	7.7	7.4	30.2	29.6
Expected return on plan assets	(8.3)	(7.6)	(33.5)	(30.4)
Net amortization and change in valuation allowance	(0.5)	3.2	2.8	7.1

Net expense	$1.3	$6.2	$12.4	$18.5

	Three Months Ended		Twelve Months Ended
Other Post-Retirement Plans	December 31		December 31

	2004	2003	2004	2003

Service cost	$1.3	$1.3	$5.2	$5.5
Interest cost	3.2	3.3	13.2	12.9
Net amortization	0.3	0.5	0.8	2.0

Net expense	$4.8	$5.1	$19.2	$20.4

Total pension plan contributions approximated $20 for the year.

13.	Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2004	2003	2004	2003

Share of earnings of equity investees	$11.2	$5.2	$30.9	$12.4
Dividend income	0.3	—	8.2	5.6
Gain on sale of long-term investments (Note 3)	34.4	—	34.4	—
Other	(1.7)	6.4	5.9	15.2

	$44.2	$11.6	$79.4	$33.2

14.	Comparative Figures

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

15.	Subsequent Event

On January 25, 2005, the Board of Directors of PCS authorized, subject to regulatory approval, a share repurchase program of up to 5.5 million common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. If considered advisable, shares may be repurchased from time to time on the open market over a one year period at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Potash Operating Data
Production (KCl Tonnes — thousands)	1,990	1,783	7,914	7,094
Shutdown weeks	9.3	14.3	28.2	39.4
Sales (tonnes — thousands)
North America	788	448	3,246	2,870
Offshore	1,044	998	5,030	4,213

	1,832	1,446	8,276	7,083

Potash Net Sales
(US $ millions)
Sales	$264.2	$157.6	$1,056.1	$758.7
Less: Freight	31.0	18.9	128.7	109.9
Transportation and distribution	5.8	5.2	32.6	29.7

Net Sales	$227.4	$133.5	$894.8	$619.1

North America	$93.0	$39.7	$347.5	$230.6
Offshore	125.0	78.4	504.6	336.2

Potash Subtotal	218.0	118.1	852.1	566.8
Miscellaneous	9.4	15.4	42.7	52.3

	$227.4	$133.5	$894.8	$619.1

Potash Average Price per MT
North America	$118.14	$88.58	$107.06	$80.33
Offshore	$119.73	$78.63	$100.33	$79.80

	$119.05	$81.72	$102.97	$80.01

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	549	483	1,962	1,861
P2O5 Operating Rate	83%	78%	75%	72%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	231	218	704	751
Fertilizer — Solid Phosphates	369	472	1,590	1,494
Feed	243	211	888	861
Industrial	156	141	611	541

	999	1,042	3,793	3,647

North America sales tonnes	738	812	2,797	2,886
Offshore sales tonnes	261	230	996	761

	999	1,042	3,793	3,647

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Phosphate Net Sales
(US $ millions)
Sales	$265.7	$248.8	$977.9	$883.9
Less: Freight	20.4	22.8	71.9	75.8
Transportation and distribution	7.9	6.5	29.4	26.2

Net Sales	$237.4	$219.5	$876.6	$781.9

Fertilizer — Liquid Phosphates	$46.9	$48.1	$147.3	$167.7
Fertilizer — Solid Phosphates	81.6	78.8	324.7	249.2
Feed	53.1	44.7	190.6	182.6
Industrial	53.4	45.8	204.1	174.5
Miscellaneous	2.4	2.1	9.9	7.9

	$237.4	$219.5	$876.6	$781.9

North America net sales revenue	$186.2	$179.8	$690.3	$654.8
Offshore net sales revenue	51.2	39.7	186.3	127.1

	$237.4	$219.5	$876.6	$781.9

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$203.30	$220.40	$209.17	$223.17
Fertilizer — Solid Phosphates	$221.08	$166.82	$204.16	$166.78
Feed	$218.86	$211.89	$214.78	$212.25
Industrial	$342.08	$325.27	$334.09	$322.72

	$237.74	$210.61	$231.11	$214.40

North America average price per MT	$252.40	$221.47	$246.84	$226.91
Offshore average price per MT	$196.27	$172.35	$186.99	$167.04

	$237.74	$210.61	$231.11	$214.40

Nitrogen Operating Data
Production (N Tonnes — thousands)	650	592	2,558	2,619
Average Natural Gas Cost per MMBtu	$4.24	$2.96	$3.71	$2.96
Sales (tonnes — thousands)
Manufactured Product
Ammonia	468	399	1,776	1,755
Urea	278	348	1,165	1,470
Nitrogen Solutions	83	133	337	730
Nitric acid/Ammonium nitrate	370	349	1,460	1,414

Manufactured Product	1,199	1,229	4,738	5,369
Purchased Product	150	261	612	711

	1,349	1,490	5,350	6,080

Fertilizer sales tonnes	506	702	2,063	2,810
Feed/Industrial sales tonnes	843	788	3,287	3,270

	1,349	1,490	5,350	6,080

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Nitrogen Net Sales
(US $ millions)
Sales	$336.7	$311.2	$1,210.4	$1,156.4
Less: Freight	9.1	12.0	38.1	48.8
Transportation and distribution	12.7	8.2	42.3	42.8

Net Sales	$314.9	$291.0	$1,130.0	$1,064.8

Manufactured Product
Ammonia	$132.8	$97.9	$458.0	$368.0
Urea	71.3	71.5	259.1	276.9
Nitrogen Solutions	14.0	16.9	51.1	85.8
Nitric acid/Ammonium nitrate	49.6	43.0	188.1	165.0
Miscellaneous	5.2	3.9	22.2	19.5

Net Sales Manufactured Product	272.9	233.2	978.5	915.2
Net Sales Purchased Product	42.0	57.8	151.5	149.6

	$314.9	$291.0	$1,130.0	$1,064.8

Fertilizer net sales	$122.7	$135.5	$438.7	$480.0
Feed/Industrial net sales	192.2	155.5	691.3	584.8

	$314.9	$291.0	$1,130.0	$1,064.8

Nitrogen Average Price per MT
Ammonia	$283.60	$245.10	$257.85	$209.63
Urea	$256.11	$205.48	$222.44	$188.33
Nitrogen Solutions	$169.40	$127.16	$151.83	$117.52
Nitric acid/Ammonium nitrate	$134.14	$123.37	$128.82	$116.70

Manufactured Product	$227.61	$189.77	$206.52	$170.45
Purchased Product	$279.42	$221.51	$247.66	$210.53

	$233.38	$195.33	$211.23	$175.13

Fertilizer average price per MT	$242.50	$193.10	$212.73	$170.82
Feed/Industrial average price per MT	$227.92	$197.33	$210.28	$178.83

	$233.38	$195.33	$211.23	$175.13

Exchange Rate (Cdn$/US$)

	2004	2003

December 31	1.2036	1.2924
Fourth-quarter average conversion rate	1.2436	1.3325

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, free cash flow, cash flow prior to working capital changes and net income adjusted to exclude impairment charges, shutdown related costs and gain on sale of long-term investments (and the related per-share amount excluding such items) are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the company’s financial performance using the same measures used by the company’s management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA AND ADJUSTED EBITDA

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income (loss), the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Net income (loss)	$100.1	$26.5	$298.6	$(126.3)
Income taxes	33.9	6.9	131.7	(20.6)
Interest expense	20.2	24.1	84.0	91.3
Depreciation and amortization	60.8	54.5	240.0	227.4

EBITDA	$215.0	$112.0	$754.3	$171.8
Gain on sale of long-term investments	(34.4)	—	(34.4)	—
Impairment charges and non-cash shutdown related costs	(2.3)	—	3.6	245.9

Adjusted EBITDA	$178.3	$112.0	$723.5	$417.7

EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization, impairment charges and non-cash shutdown related costs, and gain on sale of long-term investments. The company uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations.

As compared to net income (loss) according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, the non-cash charges associated with impairments and shutdown related costs, or gain on sale of long-term investments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company also believes that these measurements are used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Cash flow prior to working capital changes [1]	$116.2	$93.5	$529.6	$364.5

Changes in non-cash operating working capital
Accounts receivable	(42.8)	(14.4)	(51.9)	(39.5)
Inventories	(27.0)	43.0	(10.5)	11.8
Prepaid expenses and other current assets	5.3	1.9	(6.3)	11.4
Accounts payable and accrued charges	71.3	23.8	102.2	51.6
Current income taxes	45.5	(5.7)	86.5	(18.3)

Changes in non-cash operating working capital	52.3	48.6	120.0	17.0

Cash provided by operating activities	$168.5	$142.1	$649.6	$381.5

Free cash flow [2]	$(18.4)	$6.1	$306.3	$181.1
Additions to property, plant and equipment	127.2	69.4	220.5	150.7
Other assets and intangibles	7.4	18.0	2.8	32.7
Changes in non-cash operating working capital	52.3	48.6	120.0	17.0

Cash provided by operating activities	$168.5	$142.1	$649.6	$381.5

1     The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

2     The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per-share amounts)
(unaudited)

C.	NET INCOME ADJUSTED TO EXCLUDE IMPAIRMENT CHARGES, SHUTDOWN RELATED COSTS AND GAIN ON SALE OF LONG-TERM INVESTMENTS

Set forth below is a reconciliation of “net income adjusted to exclude impairment charges, shutdown related costs and gain on sale of long-term investments” to net income (loss) and the related per-share amounts, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP. All share and per-share data have been adjusted to reflect the stock split described in Note 5 to the unaudited interim consolidated financial statements.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003

Net income (loss)	$100.1	$26.5	$298.6	$(126.3)

Provision for plant shutdowns	—	—	—	123.7
(Recovery of) provision for PCS Yumbes	(2.3)	—	3.6	140.5
Gain on sale of long-term investments	(34.4)	—	(34.4)	—

Subtotal	(36.7)	—	(30.8)	264.2
Tax effect	1.9	0.1	—	(61.0)

Subtotal	(34.8)	0.1	(30.8)	203.2

Net income adjusted to exclude impairment charges, shutdown related costs and gain on sale of long-term investments	$65.3	$26.6	$267.8	$76.9

Net income (loss) per share — diluted	$0.88	$0.25	$2.70	$(1.21)

After tax effect per share of provisions for plant shutdowns and PCS Yumbes and gain on sale of long-term investments	(0.30)	—	(0.28)	1.94

Net income per share adjusted to exclude impairment charges, shutdown related costs and gain on sale of long-term investments — diluted	$0.58	$0.25	$2.42	$0.73

Weighted average number of shares outstanding (Net income (loss) per share — diluted)[1]:	113,565,000	106,886,000	110,739,000	104,460,000

Weighted average number of shares outstanding (Net income per share adjusted to exclude impairment charges, shutdown related costs and gain on sale of long-term investments — diluted)[1]:	113,565,000	106,886,000	110,739,000	105,266,000

The company’s management uses net income adjusted to exclude impairment charges, shutdown related costs and gain on sale of long-term investments and diluted net income per share excluding such items as supplemental financial measures to evaluate the company’s operating performance and to compare such performance with the company’s historical operating results and the operating results of other companies. Management believes that these measures allow management to consider the on-going financial performance of the company with respect to short-term patterns and long-term trends without the potentially obscuring effects of current period and annual impairment charges, shutdown related costs and gain on sale of long-term investments.

As compared to net income (loss) according to GAAP, these measures are limited by the exclusion of items that have been identified by the company’s impairment, shutdown and other analyses. The company’s management compensates for these limitations by applying the specific recognition, measurement, presentation and disclosure provisions for such items as required under GAAP. Management also evaluates such charges, costs and gains through other financial measures such as cash flow provided by operating activities.

1     For periods in which there was a net loss attributable to common shareholders, any outstanding stock options to purchase the company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share.